EMPLOYMENT AGREEMENT
For
J.D. Crowley

    THIS EMPLOYMENT AGREEMENT (this “Agreement”) is by and between Entercom Operations, Inc. (the “Company”) and J.D. Crowley (“Employee”). The Company agrees to employ the Employee and Employee agrees to full-time employment on and subject to the terms and conditions of this Agreement.
1.Employment.
(a)Term. The Company agrees to employ Employee and Employee agrees to accept such employment from October 1, 2019 through March 31, 2023 (the “Initial Term”) and as may be otherwise extended or earlier terminated as set forth herein (“Term”). The Initial Term shall be automatically extended from year to year unless either the Company or Employee gives written notice of non-renewal on or before February 15, 2023, and, if extended, each February 15 thereafter.
(b)Duties. The Company agrees to employ Employee as Chief Digital Officer on the terms as provided herein initially reporting to the Chief Executive Officer of Entercom. Employee’s duties shall include without limitation: developing and leading the Company’s strategy and content for its digital portfolio; engaging audiences across digital platforms; and such other duties as shall be required and scheduled from time to time by the Company. The parties recognize that: (i) Employee shall maintain a primary office in the Company’s New York location; (b) Employee’s duties shall require him to be in Philadelphia frequently, and possibly on a weekly basis; but (c) the Company shall not relocate Employee’s primary office to Philadelphia without Employee’s consent.
2.Compensation. During the term of this Agreement and provided Employee is performing the services specified in Section 1, Employee shall be compensated as follows. All such compensation shall be subject to all payroll deductions or withholding authorized by Employee or required by federal, state or local laws or regulations.
(a)Salary. The Company will pay Employee, on the Company’s regular payroll cycle, a salary at an annualized rate of: (i) $575,000 from October 1, 2019 to September 30, 2020; (ii) $600,000 from October 1, 2020 to September 30, 2021; and (iii) $620,000 from October 1, 2021 to March 31, 2023. This position is an exempt position, and Employee is not entitled to overtime.
(b)Incentive Compensation. Employee shall be eligible for incentive compensation (“Annual Incentive Bonus”) as established by Entercom on or about the beginning of each calendar year and communicated to Employee by the Company, with a target annual amount as set forth below based on performance at 100% of goals for such calendar year:
(i)$325,000 for calendar year 2019, i.e., payable in the first quarter of 2020;
(ii)$377,812 for calendar year 2020, i.e., payable in the first quarter of 2021;
(iii)$393,250 for calendar year 2021, i.e., payable in the first quarter of 2022;
(iv)$403,000 for calendar year 2022, i.e., payable in the first quarter of 2023; and
(v)In the event the initial term is automatically extended as provided by Section 1(a), $403,000 for calendar years subsequent to 2022, unless otherwise mutually agreed by the parties.*

*    The parties agree that the intention of this Section 2(b) is to establish Employee’s target annual amounts for incentive compensation at sixty-five percent (65%) of Employee’s base salary rate, as of the beginning of a calendar year during the Term. In the event Employee’s salary is increased beyond the rates set forth in Section 2(a), as of the beginning of a calendar, the target annual amount(s) will be increased accordingly.

The actual amount of such bonus will be determined in the sole discretion of the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board of Directors”) based on a review of the Company’s performance and Employee’s performance during the fiscal year then ended. Any bonuses earned will be paid no later than the last day of the second month following the applicable time period in question (i.e., quarter / year). Employee must be employed as of the last day of the applicable time period to be eligible to receive such compensation, i.e., Employee will not be entitled to a pro-rata bonus if employment is terminated, for any reason, prior to the end of the applicable time period. The Company and Employee intend that payment of any incentive compensation to be within the Short-Term Deferral period for purposes of Section 409A of the Internal Revenue Code.

(c)    Grant of Performance Vesting Restricted Stock. On the next business day following the complete execution of this Agreement, (the “Grant Date”), the Compensation Committee will grant Employee 125,000 shares of restricted stock under the Entercom Equity Compensation Plan (including any replacement thereof) (the “Plan”). Provided that Employee remains continuously employed in active service by the Company from the Grant Date through the Achievement Date(s) (as defined below), the grant of RSUs pursuant to this Section 2(c) shall be earned on such Achievement Date(s):
i.    Upon the achievement of one (1) or more of the applicable performance targets set forth below (the “Metrics”) on dates set forth below (the “Achievement Date(s)”), a specified number of the RSUs shall become earned on such Achievement Date equal to the schedule set forth below. Provided Employee remains employed by the Company through March 31, 2023, all such earned shares shall then vest and be delivered to Employee within ten (10) days of March 31, 2023. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Sections 7(c), 7(d), or 7(g), the performance RSUs earned as of the date of termination but not yet vested pursuant to this Section 2(c) shall vest at termination.
ii.    The performance targets for these RSUs shall be the Metrics set forth below.

Metrics	Number of RSUs Earned Upon Attainment of Performance Target

Net Digital Revenue for Calendar Year 2022 Which Meets or Exceeds:*
$310 million $332 million $355 million $378 million Digital EBITDA for Calendar Year 2022 Which Meets or Exceeds:** $65 million $73 million $85 million Calendar Year 2022 Highest Three Consecutive Month Average of Monthly Active Users (MAU) Which Meets or Exceeds:*** 50 million 60 million 70 million	12,500 12,500 12,500 12,500 12,500 12,500 12,500 12,500 12,500 12,500
    * Employee shall be entitled to the cumulative number of shares for the highest Net Digital Revenue target achieved in 2022, including all lower targets achieved. For example, if 2022 Net Digital Revenue is $350 million, Employee will earn 25,000 shares, i.e., 12,500 shares each for the $310 million and $332 million targets exceeded.
    ** Employee shall be entitled to the cumulative number of shares for the highest Digital EBITDA target achieved in 2022, including all lower targets achieved. For example, if 2022 Digital EBITDA is $86 million, Employee will earn 37,500 shares, i.e., 12,500 shares each for the $65 million, $73 million and $85 million targets exceeded.
    *** Employee shall be entitled to the cumulative number of shares for the highest Calendar Year 2022 consecutive three (3) month average of Monthly Active Users achieved, including all lower targets achieved. For example, if the highest average Monthly Active Users as measured over a consecutive three (3) month period in Calendar Year 2022 is 65 million, Employee will earn 25,000 shares, i.e., 12,500 shares each for the 50 million and 60 million targets exceeded.

iii.    All determinations regarding achievement of the Metrics shall be made by the Board or the Compensation Committee in their sole discretion, acting in good faith, and the applicable Metrics shall not be achieved and the shares shall not be earned or vest until the Compensation Committee certifies that such performance targets have been met (which the Compensation Committee agrees to act promptly and in good faith in so doing).
iv.    No grant of RSUs pursuant to this Section 2(c) shall be earned if the Metrics are not met by the Achievement Date(s). Any portion of these RSUs that have not been earned pursuant to this Section 2(c) by the Achievement Date shall terminate unvested.
v.All shares granted under this section shall be issued pursuant to the Plan, and shall be subject to the terms and conditions memorialized in a grant instrument in the form approved by the Compensation Committee.
(d)Future Grants of Time Vesting Equity. Commencing in 2020, Employee will be entitled to future grants of restricted stock and/or stock options under the Plan, on or about the same annual schedule as grants to other similarly situated employees, with an aggregate annual target amount of $250,000 or such other amount as determined at the discretion of the Compensation Committee. All shares granted under this section shall be issued pursuant to the Plan, and shall be subject to the terms and conditions memorialized in a grant instrument in the form approved by the Compensation Committee.
3.Vacation and Benefits. Employee shall be entitled to such vacation, leave and other benefits and shall be subject to such rules and regulations and disciplinary action as shall be in effect from time to time in accordance with Company policy as applied uniformly to similarly-situated employees. The Company reserves the right in its sole discretion to alter, amend, eliminate or discontinue at any time any such benefits, rules or regulations. During any period of unpaid leave in accordance with such benefits or policies the salary and incentive compensation described in Section 2(b) above shall not be earned. The incentive compensation payable hereunder for any period when an unpaid leave occurs shall be the prorated portion of the incentive compensation for the full period using the proportion that the time excluding such unpaid leave bears to the full period.
4.Restrictive Covenants.
(a)Non-Competition by Employee. During the Term, and for a period of one (1) year following Employee’s separation from the Company for any reason, Employee will not directly or indirectly, provide any service either as an employee, employer, consultant, contractor, agent, principal, partner, substantial stockholder, corporate officer or director of or for any Broadcast Company that serves any portion of the United States; provided, however, that this provision shall not prevent Employee from owning stock in any publicly-traded company. For this purpose, a “Broadcast Company” is any company that, as a material part of its business, competes in any material manner with the then present or planned business activities of the Company, which shall include specifically but limited to the distribution of audio entertainment products (e.g., terrestrial radio, satellite radio, podcasting, wireless / mobile radio and internet radio, smartphone applications, etc.). If Employee is employed by a company with a non-material Broadcast Company division, Employee agrees not to perform any services for that Broadcast Company division during such one (1) year period. (By way of illustrative example, based on the Company’s current activities as of the effective date of this Agreement, this provision would prohibit Employee from working within the Radio Disney or ABC Radio assets of Disney Corporation, but would not prevent Employee from working in the theme parks or movie studio divisions of Disney.) In the event that Employee violates the restrictive covenant set forth above, it is agreed that the term of the restrictive covenant so violated shall be extended for a period equal to one (1) year from the time such violation ceases. Employee’s obligations as set forth above in this Section shall survive beyond the termination of Employee’s employment with the Company.
(b)Non-Solicitation of Other Employees. During the Term, and for a period of one (1) year following Employee’s separation from the Company for any reason (to the extent permissible under applicable state law at the time of such separation), Employee shall not, without prior written permission of the Chief Operating Officer of Entercom: (i) employ, (ii) offer to employ, (iii) counsel a third party to employ, or (iv) otherwise participate in any manner in the recommendation, recruitment or solicitation of the employment, of any person who was an employee of Entercom on the date of the termination of Employee’s employment or at any time within the 90 days prior thereto, for any such individual to engage or participate in or render any service to any Broadcast Company (as defined above). Employee’s obligations as set forth above in this Section shall survive beyond the termination of Employee’s employment with the Company.
(c)Non-Solicitation of Clients. During the Term, and for a period of one (1) year following Employee’s separation from the Company for any reason (to the extent permissible under applicable state law at the time of such separation), Employee will not, without prior written permission of the Chief Operating Officer of Entercom, directly or indirectly, solicit for the sale of any advertising, marketing or promotional services, any client or customer of Entercom. For purposes of the foregoing, a client or customer of Entercom shall mean any person or entity that purchased or was solicited to purchase advertising, marketing, or promotional services by Entercom during the one (1) year period preceding the date of Employee’s separation. Employee’s obligations as set forth above in this Section shall survive beyond the termination of Employee’s employment with the Company. Employee shall not be deemed to have violated this Section 4(c) due to actions taken by any person or entity Employee is associated with, provided Employee is neither personally involved with nor has directly caused such solicitation.
5.Equitable Remedies. Employee acknowledges and agrees that a material portion of the covenants of the Company contained herein and of the compensation and benefits Employee will receive from the Company are consideration for the restrictions contained in this Agreement. As a result of the foregoing, as well as the personal qualifications of Employee and the unique character of Employee’s duties, Employee further acknowledges that the services to be performed by the Employee under the terms of this Agreement are of a special, unique, unusual, extraordinary, and intellectual character, which gives the services a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Employee further acknowledges that any violation of this Agreement by Employee may cause irreparable harm to the Company. The Employee, therefore, expressly agrees that the Company, in addition to any other rights or remedies which the Company may possess, shall be entitled to injunctive and other equitable relief to prevent a breach of Sections 4, 6, 8, and/or 9 this Agreement by the Employee.
6.Exclusivity. During Employee’s employment with the Company under this Agreement, Employee agrees to devote Employee’s best efforts and full working time to the employment by the Company hereunder and shall not directly or indirectly, either as an employee, employer, consultant, contractor, agent, or in any other individual or representative capacity, engage in or participate in or render any service to any business other than the business of the Company without the express written permission of the Chief Executive Officer of Entercom, except that Employee may (x) engage in civic and not-for-profit activities; and (y) serve, with the prior written consent of the Chief Executive Officer of Entercom, on the boards of directors or as a consultant to non-competitive private or public companies, provided that such activities do not materially interfere with the performance of Employee’s duties to the Company.
7.Termination. In addition to any other termination provisions in this Agreement, this Agreement shall automatically terminate upon Employee’s death, and may be terminated in accordance with any of the following provisions:
(a)Mutual Agreement. This Agreement may be terminated by mutual agreement of the parties. Upon termination, neither party shall have any further obligation hereunder (with the exception of those provisions which explicitly survive beyond the termination of Employee’s employment with the Company).
(b)By the Company with Cause. This Agreement may be terminated by the Company at any time for Cause (as defined below) without further obligation hereunder. For purposes of this Agreement, “Cause” shall include, but shall not be limited to, Employee’s: (a) violation of or a failure to observe any material rules, policies, procedures, or practices of the Company; (b) breach of any material term or condition of this Agreement; (c) gross misconduct; (d) dishonesty or theft; (e) gross insubordination; (f) willful, habitual, or substantial neglect of Employee’s duties; (g) excessive absenteeism or tardiness; (h) use or possession of illegal drugs during working hours; (i) arrest for, charged with, indictment for, plea of guilty or nolo contendre to, or conviction of, a felony or of a crime involving moral turpitude regardless of the result of any subsequent trial, appeal, hearing, proceeding or sentencing; (j) conduct that brings Employee or the Company into public disrepute, contempt, scandal or ridicule; (k) conduct that might tend to insult or offend the community or any organized group thereof, or which shall tend to reflect unfavorably upon the Company, or injure Company’s potential to realize successfully on Employee’s services hereunder; and (l) Incapacity (as defined below) for ninety (90) days or more during any 52-week period. The term “Incapacity” shall mean any physical or mental impairment(s) that renders Employee unable to perform the essential functions of Employee’s position (with any reasonable accommodation that Employer and Employee may agree to). Notwithstanding the foregoing, if the company determines an event or conduct related to this Section 7(b) is capable of being cured, Company shall provide written notice of the event or conduct to Employee within sixty (60) days of the Company having actual knowledge of such event or conduct, and such termination for Cause shall only occur following Employee’s failure to cure the same within thirty (30) days of such notice.
(c)By the Company without Cause. The Company may, at any time, terminate this Agreement for the convenience of the Company, provided the Company: (i) pays Employee twelve (12) months of Employee’s then current base salary, provided, that the initial payment shall include salary for all payroll periods from the date of termination through the date of such initial payment; and (ii) provide that all grants of equity made through the effective date of such termination will continue to vest through the period ending on the one (1) year anniversary of such termination, as if Employee had remained employed hereunder through that date (i.e., subject to the conditions stated immediately below) (“Severance Benefits”). Employee’s receipt of the Severance Benefits is expressly conditioned on: (x) Employee agreeing to a general release in form satisfactory to the Company releasing the Company and its affiliated entities and all of their officers, directors, employees and agents from any and all claims or liabilities arising out of his employment and/or the termination of employment, (y) Employee’s full compliance with the restrictive covenants contained in Section 4 hereof, and (z) for a period of twelve (12) months following the date of termination, Employee’s availability to provide and, if reasonably requested by the Company, provision of reasonable consultative services related to the Company’s transition to Employee’s successor i.e., if Employee fails to timely sign or revoke a release, or violate any of the restrictive covenants contained in Section 4 hereof, any remaining severance payments will cease, and any unvested equity grants and undelivered shares of unrestricted stock, will be forfeited. Any payment of salary made by the Company pursuant to this Section 7.c shall be made pro rata on the Company’s regularly scheduled payroll dates following the termination, and the payment made pursuant to this Section 7.c shall be in lieu of and in satisfaction of all claims for severance, payment in lieu of notice or other compensation which may otherwise arise upon termination of employment with the Company, except for salary or other compensation earned through the date of termination and payment of earned but unused vacation in accordance with Company policy then in existence.
(d)By Employee with Good Reason. Employee may, at any time, terminate this Agreement for “Good Cause”, which shall be defined as (i) the Company’s willful failure to comply with a material term of this Agreement; (ii) a material reduction in compensation; or (iii) a material diminution of the Employee’s duties or authority; after written notice by Employee specifying the failure, material reduction or diminution and the Company’s failure to cure the same within thirty (30) days, in which case the Company shall be treated as having terminated Employee’s employment without Cause.
(e)Non-Renewal by Employee. If Employee gives notice of non-renewal under Section 1(a), the notice period shall be deemed for the benefit of the Company and, accordingly, the Company may designate a date during such renewal period on which this Agreement and
Employee’s employment with the Company shall terminate, which may be prior to the scheduled end of the Initial Term. Upon termination, neither party shall have any further obligation hereunder (with the exception of those provisions which explicitly survive beyond the termination of Employee’s employment with the Company).
(f)Non-Renewal by the Company. If the Company gives notice of non-renewal under Section 1(a), the Company may designate a date during such renewal period on which this Agreement and
Employee’s employment with the Company shall terminate, which may be prior to the scheduled end of the Initial Term. The Company will pay Employee twelve (12) months of Employee’s then current base salary, provided however, Employee’s receipt thereof is expressly conditioned on: (x) Employee agreeing to a general release in form satisfactory to the Company releasing the Company and its affiliated entities and all of their officers, directors, employees and agents from any and all claims or liabilities arising out of his employment and/or the termination of employment, (y) Employee’s full compliance with the restrictive covenants contained in Section 4 hereof, , and (z) for a period of twelve (12) months following the date of termination, Employee’s availability to provide and, if reasonably requested by the Company, provision of reasonable consultative services related to the Company’s transition to Employee’s successor i.e., if Employee fails to timely sign or revoke a release, or violates any of the restrictive covenants contained in Section 4 hereof, any remaining severance payments will cease, and any unvested equity grants and undelivered shares of unrestricted stock, will be forfeited. Any payment of salary made by the Company pursuant to this Section 7.c shall be made pro rata on the Company’s regularly scheduled payroll dates following the termination, and the payment made pursuant to this Section 7.c shall be in lieu of and in satisfaction of all claims for severance, payment in lieu of notice or other compensation which may otherwise arise upon termination of employment with the Company, except for salary or other compensation earned through the date of termination and payment of earned but unused vacation in accordance with Company policy then in existence.
(g)Change of Control. If (i) a Change in Control (as defined below) occurs during the Term; and (ii) a termination of this Agreement and Employee’s employment hereunder by the Company without Cause or by Employee for Good Reason occurs as a result of a Change of Control during the period commencing on the date of execution of a binding agreement which would result in a Change in Control if consummated and ending on the twelve (12) month anniversary of the consummation of such Change in Control, then Employee shall be entitled to the Severance Benefits, subject to the terms and conditions thereof (including, without limitation, those requirements that Employee must satisfy as a condition of receipt of the Severance Benefits), except that for purposes of this Section 7(g), all of Employee’s then-outstanding equity grants, to the extent not previously vested, which are subject to vesting solely on the basis of time shall fully vest and become immediately exercisable or settled as of the date of such termination of employment (which shall be in lieu of any continued vesting of such equity grants pursuant to clause (iii) of Section 7(c)). For purposes of this paragraph, a “Change in Control” shall mean any transaction or series of related transactions the consummation of which results in another individual or entity holding or having a beneficial interest in shares of Entercom Communications Corp.’s capital stock that represent more than fifty percent (50%) of the voting power of the Company’s outstanding capital stock; provided, that a Change of Control shall not include any transaction which results in the Field Family or any group thereof holding or having a beneficial interest in shares of the Company’s capital stock that represent more than fifty percent (50%) of the voting power of the Company’s outstanding capital stock.
8.Intellectual Property Rights. All copyright, trademark and/or other intellectual property rights of any kind created, conceived, developed or reduced to practice by Employee, alone or in cooperation with other Company employees, during the Term and relating to or useful in the Company’s business or to Employee’s duties, (“Works”) shall be deemed a “work for hire” and shall be and remain the sole and exclusive property of the Company, and Employee shall, to the extent deemed necessary or desirable by the Company, cooperate and assist the Company in perfecting, filing and recording any such rights, including without limitation executing inventors’ declarations and assignment forms. To the extent that any Works are not deemed “work for hire” Employee shall assign and hereby does assign all of the Employee’s rights in such Works to the Company and waives any and all moral rights the Employee may have in such Works. Employee’s obligations under this Section shall survive the expiration or termination of this Agreement.
9.Confidentiality. During Employee’s employment with the Company, Employee will receive information and training which are proprietary to the Company, including without limitation customer lists, pricing, programming techniques, financial information, sales strategies and methods and promotional programs and techniques. Employee agrees that all such information is the sole and exclusive property of the Company, and that Employee will safeguard all such information and maintain it as secret and confidential. Employee further agrees not to disclose such information to any third party without the express prior written consent of Entercom’s Chief Operating Officer. Notwithstanding the foregoing, this Agreement shall not prohibit Employee from disclosing to or discussing with others the compensation Employee receives from the Company. Employee’s obligations under this Section shall survive the expiration or termination of this Agreement. Notwithstanding any other provision herein, Employee understands and acknowledges that, pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (A) (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section. Employee’s obligations under this Section shall not apply to information which (x) is or becomes generally available to the public other than as a result of a disclosure by Employee; (y) is or becomes available to Employee on a non-confidential basis from a source which is entitled to disclose it to Employee; or (z) was known by Employee prior to Employee’s receipt of such information from the Company.
10.No Restrictions. Employee represents and warrants that Employee is free to enter into and perform this Agreement with Company and is not and will not be under any disability, restriction or prohibition, contractual or otherwise, with respect to: (a) Employee’s right to execute this Agreement; (b) Employee’s right to grant all of the rights granted to the Company hereunder; and (c) Employee’s right to fully perform each and every term and obligation hereof. Employee agrees not to do or attempt to do, or suffer to be done, during or after the term of this Agreement any act in derogation of or inconsistent with the Company’s rights under this Agreement.
11.Non-Waiver. The waiver by either party of any term or condition of this Agreement or of the breach thereof shall not be deemed to constitute the waiver of any other term or condition of this Agreement or of any subsequent breach of any term or condition hereof.
12.Governing Law. The validity, construction, interpretation and effect of this Agreement shall be governed and construed by and determined in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof.
13.Assignment. Employee may not assign any of Employee’s rights or obligations hereunder without the express prior written permission of the Company.  The Company may assign its rights and obligations hereunder (including without limitation, any rights to enforce the Restrictive Covenants contained herein) to any individual or entity.  Upon agreement in writing by such successor to be bound by the terms hereof, Company shall be relieved from all further liability or obligation hereunder.
14.Company’s Obligation. Nothing herein shall be construed to require Company to utilize Employee’s services hereunder and, in the event that the Company decides not to utilize Employee’s services during any period of the term of this Agreement, Company’s obligation shall be deemed fully satisfied by payment of the salary provided in Section 2(a) during such portion the term.
15.Severability. If any clause or provision of this Agreement is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Agreement shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Agreement a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.
16.Attorney’s Fees. If either party hereto initiates judicial proceedings in order to enforce any of the terms and conditions of this Agreement, to compel the other party to perform any of the terms and conditions of this Agreement, to obtain a declaration of the rights, duties and obligations of the parties pursuant to this Agreement, or to obtain damages or any other relief at law or in equity, the party prevailing in such litigation shall be entitled to receive, in addition to such relief as may be granted, a reasonable sum as and for attorneys’ fees and expenses and court costs incurred in prosecuting such litigation, which fees, expenses and costs shall be determined and awarded by the court having jurisdiction of any action brought for the purpose of determining and collecting said attorneys’ fees.
17.Litigation and Regulatory Cooperation. During and after the Term, Employee shall reasonably cooperate in the defense or prosecution of claims, investigations, or other actions which relate to events or occurrences during Employee’s employment with the Company. Employee’s cooperation shall include being available to prepare for the Company’s fact investigation, discovery or trial and to act as a witness. The Company shall (x) seek to minimize interruptions to Employee’s business and personal schedule; and (y) reimburse Employee for reasonable expenses, including travel expenses, incurred in such cooperation. Employee’s obligations as set forth above in this Section shall survive beyond the termination of Employee’s employment with the Company.
18.Section 409A Compliance.
(a)To the extent applicable, this Agreement shall be interpreted and applied consistent and in accordance with Section 409A of Internal Revenue Code of 1986, as amended (the “Code”) and Department of Treasury regulations and other interpretive guidance issued thereunder (“Section 409A”). If, however, the parties determine that any compensation or benefits payable under this Agreement may be or become subject to Section 409A, the parties shall cooperate to adopt such amendments to this Agreement or to adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take such other actions, as the parties determine to be necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A.
(b)Notwithstanding any provision to the contrary in the Agreement, in order to be eligible to receive any termination benefits under this Agreement that are deemed deferred compensation subject to Section 409A of the Code, Employee’s termination of employment must constitute a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h) (a “Separation from Service”) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “Separation from Service.”
(c)Notwithstanding anything herein to the contrary, if Employee is deemed at the time of termination of employment with the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the termination benefits to which Employee is entitled under the Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of termination benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of the Employee’s Separation from Service with the Company or (ii) the date of Employee’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section shall be paid in a lump sum to Employee, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of the Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treas. Reg. Section 1.409A-1(i) and any successor provision thereto).
(d)Notwithstanding the foregoing or any other provisions of the Agreement, Employee and the Company agree that, for purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under the Agreement shall be treated as a right to receive a series separate and distinct payments of compensation for purposes of applying the Section 409A of the Code.

(e)Notwithstanding anything herein to the contrary, to the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
19.Miscellaneous. This Agreement constitutes the entire agreement and understanding between Employee and the Company concerning the compensation to be paid to Employee and all of the terms and conditions of Employee’s employment by Company. This Agreement supersedes any prior understandings, representations or agreements, whether oral or written, concerning the subject matter hereof, including but not limited to that certain agreement between Employee and CBS Radio Inc. (predecessor in interest to the Company) dated October 3, 2016. This Agreement may not be modified or amended except by a written instrument duly executed by the party against whom such modification or amendment is sought to be enforced.
    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.
                            ENTERCOM OPERATIONS, INC.

                            By:        /Andrew P. Sutor, IV/
Andrew P. Sutor, IV
Executive Vice President, General Counsel
                            Date:        3/4/2020

ACCEPTED & AGREED TO

By:    /J.D. Crowley/
J.D. Crowley

Date:        3/4/2020